UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES

EXCHANGE ACT OF 1934

Special Diversified Opportunities Inc. (Exact Name of Registrant as Specified in its Charter)

DE (State of Incorporation or Organization)	56-1581761 (I.R.S. Employer Identification No.)

1521 Concord Pike, Suite 301, Wilmington, DE 19803 (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:	None

Item 1.	Description of Registrant’s Securities to be Registered

On April 28, 2016, Special Diversified Opportunities Inc. (the “Company”) entered into that certain Section 382 Rights Agreement, dated as of April 28, 2016 (as amended, the “Rights Agreement”) with American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). On May 26, 2017, the Company and the Rights Agent entered into an amendment to the Rights Agreement (the “Amendment”).

The Amendment amends the Rights Agreement to change the “Final Expiration Date” of the Rights Agreement from October 27, 2017 to May 26, 2017. The Amendment had the effect of terminating the Rights Agreement as of May 26, 2017.

The Amendment is attached hereto as Exhibit 4.1. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment.

Item 2.	Exhibits

Exhibit No.	Exhibit Description

4.1	Amendment to Section 382 Rights Agreement, dated as of April 28, 2016, between Special Diversified Opportunities Inc. and American Stock Transfer & Trust Company, LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPECIAL DIVERSIFIED OPPORTUNITIES INc.

Date: May 26, 2017	By:		/s/ Kevin J. Bratton
		Name:	Kevin J. Bratton
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description

4.1	Amendment to Section 382 Rights Agreement, dated as of April 28, 2016, between Special Diversified Opportunities Inc. and American Stock Transfer & Trust Company, LLC